     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1996

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            WIND RIVER SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                 94-2873391
   (State of Incorporation)      (I.R.S. Employer
                                  Identification
                                       No.)

                              1010 ATLANTIC AVENUE
                           ALAMEDA, CALIFORNIA 94501
                                 (510) 748-4100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------
                               RICHARD W. KRABER
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            WIND RIVER SYSTEMS, INC.
                              1010 ATLANTIC AVENUE
                           ALAMEDA, CALIFORNIA 94501
                                 (510) 748-4100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:

       Alan C. Mendelson, Esq.                    Joshua L. Green, Esq.
  Cooley Godward Castro Huddleson &              Robert v. W. Zipp, Esq.
                Tatum                               Venture Law Group
        Five Palo Alto Square                      2800 Sand Hill Road
         3000 El Camino Real                   Menlo Park, California 94025
     Palo Alto, California 94306                      (415) 854-4488
            (415) 843-5000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- --------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- --------------

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                           PROPOSED
                                                          PROPOSED          MAXIMUM
                                        AMOUNT TO          MAXIMUM         AGGREGATE       AMOUNT OF
      TITLE OF EACH CLASS OF                BE         OFFERING PRICE      OFFERING      REGISTRATION
    SECURITIES TO BE REGISTERED       REGISTERED (1)    PER SHARE (2)      PRICE (2)          FEE
Common Stock, $.001 par value......  3,795,000 shares      $31.25        $118,593,750       $40,895

(1) Assumes exercise of the Underwriters' over-allotment option to purchase up to 495,000 shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on June 11, 1996.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectuses. The first prospectus relates to a public offering in the United States of an aggregate of 2,475,000 shares of Common Stock (the "U.S. Offering"). The second prospectus relates to a concurrent offering outside the United States of an aggregate of 825,000 shares of Common Stock (the "International Offering"). The prospectuses for each of the U.S. Offering and the International Offering will be identical with the exception of the alternate front and back cover pages for the International Offering. Such alternate pages appear in this Registration Statement immediately following the complete prospectus for the U.S. Offering.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

  SUBJECT TO COMPLETION, DATED JUNE 18, 1996

               [LOGO]
 3,300,000 SHARES
 COMMON STOCK

  Of the 3,300,000 shares of Common Stock, $.001 par value, offered hereby, 2,475,000 shares are being offered initially in the United States (the "U.S. Offering") by the U.S. Underwriters and 825,000 shares are being offered initially outside the United States (the "International Offering," and together with the U.S. Offering, the "Offering") by the International Underwriters (together with the U.S. Underwriters, the "Underwriters"). See "Underwriting." Of the shares offered hereby, 1,650,000 shares are being sold by Wind River Systems, Inc. ("Wind River" or the "Company"), and 1,650,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

  The Company's Common Stock is traded on the Nasdaq National Market under the symbol "WIND." On June 14, 1996, the last reported sales price of the Company's Common Stock on the Nasdaq National Market was $33.75 per share. See "Price Range of Common Stock and Dividend Policy."

  FOR INFORMATION CONCERNING CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" COMMENCING ON PAGE 5.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                       UNDERWRITING                            PROCEEDS
                                   PRICE               DISCOUNTS AND       PROCEEDS TO         TO SELLING
                                   TO PUBLIC           COMMISSIONS(1)      COMPANY(2)          STOCKHOLDERS
Per Share                          $                   $                   $                   $
Total(3)                           $                   $                   $                   $

   (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

   (2) Before deducting expenses payable by the Company, estimated at $400,000.

   (3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 495,000 shares of Common Stock solely to cover over-allotments. If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
      Proceeds to Selling Stockholders will be  $       , $       , $        and
      $      , respectively. See "Underwriting."

  The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York against payment therefor on
  or about             , 1996.

 DEUTSCHE MORGAN GRENFELL
                  HAMBRECHT & QUIST
                                 UBS SECURITIES
                                                     WESSELS, ARNOLD & HENDERSON

  The date of this Prospectus is             , 1996

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the
Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's following Regional Offices: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Company's Common Stock is traded on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, filed with the Commission under the Exchange Act, are hereby incorporated by reference into this Prospectus:

    (a) The Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended January 31, 1996;

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1996; and

    (c) The description of the Company's Common Stock set forth in its Registration Statement on Form 8-A filed with the Commission on March 12, 1993.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to Wind River Systems, Inc.,
Attention: Chief Financial Officer, 1010 Atlantic Avenue, Alameda, California 94501, telephone number (510) 748-4100.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE EXCHANGE ACT. SEE "UNDERWRITING."
                            ------------------------

    VXWORKS-REGISTERED TRADEMARK-, WIND-REGISTERED TRADEMARK- and WIND RIVER SYSTEMS-REGISTERED TRADEMARK- are registered trademarks and CROSSWIND, IXWORKS, TORNADO, TORNADO FOR I(2)0, VXMP, VXSIM, VXVMI, WIND FOUNDATION CLASSES, WINDNET, WINDVIEW AND WINDX are trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS, AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THE PROSPECTUS (I) DOES NOT GIVE EFFECT TO THE EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND (II) HAS BEEN ADJUSTED TO GIVE EFFECT TO A THREE-FOR-TWO STOCK SPLIT EFFECTED BY MEANS OF A STOCK DIVIDEND ON MAY 24, 1996.

                                  THE COMPANY

    Wind River develops, markets and supports advanced software operating systems and development tools that allow customers to create complex, robust, real-time software applications for embedded computers. An embedded computer is a microprocessor that is incorporated into a larger device and is dedicated to responding to external events by performing specific tasks quickly, predictably and reliably. Some examples of such devices are telecommunications products such as PABX, routers, central office switches and call processing systems; office products such as fax machines, laser printers and photocopiers; vehicle anti-lock brakes and navigation systems; consumer products such as camcorders, video games and set-top boxes; medical instrumentation and imaging systems; and industrial automation equipment such as robots. Wind River's products and services enable customers to enhance product performance, standardize designs across projects, reduce research and development costs and shorten product development cycles. The Company's TORNADO product represents the latest generation of development environments for embedded and real-time applications. TORNADO provides the developer of embedded systems a robust development and deployment environment for a wide variety of host platforms and microprocessor targets. Wind River has strategic relationships with most of the major semiconductor companies, including ARM, Hewlett-Packard, Hitachi, Intel, Motorola, Siemens, Silicon Graphics and Sun Microsystems. In addition, in January 1996, Intel and Wind River entered into an agreement pursuant to which Intel has agreed to supply an evaluation copy of TORNADO FOR I(2)O to each customer purchasing an Intel i960 RP I/O microprocessor and a copy of IXWORKS on each such microprocessor sold. IXWORKS is a real-time operating system for creating I(2)O-specification compliant intelligent I/O systems for servers, network devices and storage adaptor cards. Wind River is also currently working on various initiatives to capitalize on the increasing use of the Internet. The Company's products have been deployed by a broad range of organizations, ranging from companies in the following industries: telecommunications and datacommunications; office automation and computers; medical and industrial; and aerospace, research and defense. Wind River's customers include ABB, Bay Networks, StrataCom (Cisco Systems), General Motors, Hewlett-Packard, Hitachi, Hughes Network Systems, Intel, Lockheed-Martin, Motorola, NEC, Northern Telecom, Rockwell, Siemens, Silicon Graphics, Sun Microsystems and Texas Instruments.

                                  THE OFFERING

U.S. Offering...............................................  2,475,000 shares
International Offering......................................  825,000 shares
    Total...................................................  3,300,000 shares (including 1,650,000 shares by the Company and
                                                              1,650,000 by the Selling Stockholders)
Common Stock to be Outstanding
 after the Offering.........................................  15,679,751 shares(1)
Use of Proceeds.............................................  The net proceeds are expected to be added to working capital and used for general corporate purposes.
Nasdaq National Market Symbol...............................  WIND

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                        THREE
                                                                                                                       MONTHS
                                                                                                                        ENDED
                                                                              YEARS ENDED JANUARY 31,                 APRIL 30,
                                                               -----------------------------------------------------  ---------
                                                                 1992       1993       1994       1995       1996       1995
                                                               ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED INCOME STATEMENT DATA:
Total revenues...............................................  $  17,085  $  25,053  $  27,341  $  32,100  $  44,000  $   8,700
Operating income.............................................      1,725      3,059        523      3,452      8,130        914
Net income...................................................      1,093      1,721        332      2,460      5,383        667
Net income per share.........................................        .11        .16        .02        .17        .35        .04
Common shares used in the calculation of net income per
 share(2)....................................................      9,611     10,455     13,317     14,300     15,491     15,065


                                                                 1996
                                                               ---------
CONSOLIDATED INCOME STATEMENT DATA:
Total revenues...............................................  $  12,600
Operating income.............................................      2,198
Net income...................................................      1,470
Net income per share.........................................        .09
Common shares used in the calculation of net income per
 share(2)....................................................     15,992

                                                                                                           APRIL 30, 1996
                                                                                                     --------------------------
                                                                                                      ACTUAL    AS ADJUSTED(3)
                                                                                                     ---------  ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and short-term investments....................................................................  $  27,909     $  80,273
Working capital....................................................................................     27,233        79,597
Total assets.......................................................................................     46,464        98,828
Stockholders' equity...............................................................................     32,830        85,194

- ------------
(1) Excludes 2,417,323 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $4.20 per share and 150,000 shares of Common Stock issuable upon exercise of an outstanding warrant of an exercise price of $7.39.
(2) See Note 1 of Notes to Consolidated Financial Statements incorporated by reference in this Prospectus.
(3) Adjusted to reflect the sale by the Company of shares of Common Stock hereby at an assumed public offering price of $33.75 per share, after deducting underwriting discounts and commissions and the expenses of the offering, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  THE COMPANY

    Wind River Systems, Inc. ("Wind River" or the "Company") develops, markets and supports advanced software operating systems and development tools that allow customers to create complex, robust, real-time software applications for embedded computers. An embedded computer is a microprocessor that is incorporated into a larger device and is dedicated to responding to external events by performing specific tasks quickly, predictably and reliably. Some examples of such devices are telecommunications products such as PABX, routers, central office switches and call processing systems; office products such as fax machines, laser printers and photocopiers; vehicle anti-lock brakes and navigation systems; consumer products such as camcorders, video games and set-top boxes; medical instrumentation and imaging systems; and industrial automation equipment such as robots. Wind River's flagship product, TORNADO, enables customers to enhance product performance, standardize designs across projects, reduce research and development costs and shorten product development cycles.

    To succeed in today's increasingly competitive markets, manufacturers using embedded computers must bring complex applications for embedded systems to market rapidly and economically. Development of real-time embedded applications has evolved from a relatively modest programming task to a complex engineering effort. As more powerful and affordable 32-bit microprocessors have become available, products based on them have become richer in features and functionality. In addition, the complexity of embedded software is increasing dramatically, while the time available for product development is decreasing. More sophisticated development tools are required to develop these more complex applications, frequently including a real-time operating system ("RTOS") that provides far more functionality, higher performance and greater productivity than that necessary or feasible for programming prior generations of microprocessors. Wind River's flexible operating systems and powerful development tools allow customers to create and standardize complex real-time embedded software applications quickly and efficiently.

    TORNADO is a scalable, cross-development environment that enables engineers to develop embedded applications on a host workstation or PC and download the code via a network or other communications channel to an RTOS that runs on all significant 32- and 64-bit embedded target microprocessors. TORNADO consists of three integrated components: the TORNADO toolset, a set of cross-development tools and utilities; the VXWORKS run-time system, a high performance, scalable RTOS that executes on the target processor; and a full range of communications options. TORNADO offers a completely open and extensible environment that facilitates the integration of a wide variety of third-party tools as well as the customization of TORNADO tools by the developer. With a wide selection of processors and board support packages, VXWORKS provides broad portability and adheres to a variety of computing standards. In addition, in January 1996, Intel and Wind River entered into an agreement pursuant to which Intel has agreed to supply an evaluation copy of TORNADO FOR I20 to each customer purchasing an Intel i960 RP I/O microprocessor and a copy of IXWORKS on each such microprocessor sold. IXWORKS is an RTOS for developing I2O-specification compliant intelligent I/O systems for servers, network devices and storage adaptor cards. The Company also has product initiatives for Internet applications.

    The Company believes that strategic relationships with semiconductor manufacturers and embedded device manufacturers are significant strengths of the Company and key to future success in the embedded systems marketplace. Wind River has strategic relationships with most of the major semiconductor companies including ARM, Hewlett-Packard, Hitachi, Intel, Motorola, Siemens, Silicon Graphics and Sun Microsystems. This strategy has allowed the Company to leverage its partners' sales channels to give its products the widest possible market exposure. The Company also enters into joint marketing and sales agreements with certain developers of third-party applications as a means to enhance its products with industry-specific functionality.

    Wind River markets  its products and  services in North  America and  Europe primarily through its own direct sales organization, which consists of sales persons and field application engineers. Wind River has 10 licensed international distributors principally to serve customers in regions not serviced by the Company's direct sales force or its Japanese master distributors. Wind River's customers include ABB, Bay Networks, StrataCom (Cisco Systems), General Motors, Hewlett-Packard, Hitachi, Hughes Network Systems, Intel, Lockheed-Martin, Motorola, NEC, Northern Telecom, Rockwell, Siemens, Silicon Graphics, Sun Microsystems and Texas Instruments.

    The Company was incorporated in California in 1983 and reincorporated in Delaware in April 1993. The Company's principal executive offices are located at 1010 Atlantic Avenue, Alameda, California 94501 and its telephone number at that location is (510) 748-4100.

                                  RISK FACTORS

    EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS AND IN ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS.

    RELIANCE ON CORE FAMILY OF PRODUCTS. Revenue from sales of the TORNADO and VXWORKS family of products and services accounted for approximately 77% of the Company's revenues in each of the fiscal year ended January 31, 1996, and the three months ended April 30, 1996. The Company's future results depend heavily on continued market acceptance of these products in the Company's current markets and successful application in new markets. Any factor adversely affecting the market for the TORNADO and VXWORKS family of products and services could have a material adverse effect on the Company's business, financial condition and results of operations. Because in certain instances the Company receives a royalty based on the number of VXWORKS operating systems sold by its customers, the Company is also dependent upon its customers' success in developing and introducing new products and systems that incorporate VXWORKS. To the extent that such customers are not successful, the Company may not be able to meet its objectives and its business, financial condition and results of operations would be materially and adversely affected.

    RISKS ASSOCIATED WITH NEW AND CHANGING MARKETS. The Company is continuously engaged in product development for new or changing markets. In particular, the Company has invested significant time and effort, together with a consortium of industry participants, in the development of I2O, a new specification that is intended to create an open standard set of interface specifications for high performance I/O systems. The specification is intended to be used by system, network and peripheral interface card and operating systems vendors to simplify the task of building and maintaining high-performance I/ O subsystems. The Company also has developed IXWORKS, an RTOS for use in conjunction with the I2O specification. The success of the I2O specification and the IXWORKS product line depends heavily on its adoption by a broad segment of the industry. The Company also is expending substantial time and financial resources to develop embedded operating software and development tools for Internet applications. The commercial Internet market has only recently begun to develop, is rapidly changing and is characterized by an increasing number of new entrants with competitive products. Moreover, there is an increasing number of new Internet protocols to which the Company's products must be ported. It is unclear which of these competing protocols ultimately will achieve market acceptance. If the Company develops products directed at Internet protocols that ultimately fail to be widely adopted, the Company's business, financial condition and results of operations may be materially and adversely affected. It is difficult to predict with any assurance whether demand for any of these products will develop or increase in the future. If these markets, or any other new market targeted by the Company in the future, fail to develop, develop more slowly than anticipated or become saturated with competitors, if the Company's products are not developed in a timely manner, or if the Company's products and services do not achieve or sustain market acceptance, the Company's business, financial condition and results of operations would be materially and adversely affected. See "The Company" and "Business--Products" and "--Product Development and Engineering."

    SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS. The Company has experienced significant period-to-period fluctuations in revenues and operating results and anticipates that such fluctuations will continue. These fluctuations may be attributable to a number of factors, including the volume and timing of orders received during the quarter, the timing and acceptance of new products and product enhancements by the Company or its competitors, unanticipated sales and buyouts of run-time licenses, stages of product life cycles, purchasing patterns of customers and distributors, market acceptance of products sold by the Company's customers, competitive conditions in the industry, business cycles affecting the markets in which the Company's products are sold, extraordinary events, such as acquisitions, including related charges, and economic conditions generally or in specific geographic areas. The future operating results of the Company may fluctuate as a result of these and other factors, including the Company's ability to continue to develop innovative and competitive products. In addition, the Company has not entered into long-term agreements with its customers, and the timing of license fees is difficult to predict. The procurement process of the Company's customers is often several months or longer from initial inquiry to order and may involve competing considerations. Further, as licensing of the Company's products increasingly becomes a more strategic decision made at higher management levels, there can be no assurance that sales cycles for the Company's products will not lengthen. Product revenue in any quarter depends on the volume and timing of orders received in that quarter. The Company has at times recognized a substantial portion of its total revenue from sales booked and shipped in the latter part of the quarter; thus, the magnitude of quarterly fluctuations may not become evident until late in a particular quarter. Because the Company's staffing and operating expenses are based on anticipated total revenue levels and a high percentage of the Company's costs are fixed in the short term, small variations between anticipated orders and actual orders, as well as non-recurring or large orders, could cause disproportionate variations in the Company's operating results from quarter to quarter. Revenues also are typically higher in the fourth quarter than in other quarters of the fiscal year, which ends on January 31, primarily as a result of purchases by customers prior to the calendar year end, as well as from customers who purchase at the commencement of a new calendar year. These trends are expected to continue.

    A number of additional factors may in the future cause the Company's revenues and operating results to vary significantly from period to period. These factors include: software "bugs" or other product quality problems; changes in operating expenses; changes in Company strategy; personnel changes; foreign currency exchange rates; and mix of products sold. Although the Company has been profitable for the last several years on an annual basis, there can be no assurance that the Company will be able to continue its growth in revenue or sustain its profitability on a quarterly or annual basis. Due to all of the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. It is possible that, in some future quarters, the Company's operating results will be below the expectations of stock market analysts and investors. In such event, the price of the Common Stock would likely be materially and adversely affected.

    DEPENDENCE ON VME MARKET. A significant percentage of the Company's revenues historically has been derived from sales of systems built to the VME (versabus module eurocard) standard. These systems typically are used in high cost, low volume applications, including military, telecommunications, space and research applications. Although the Company believes that revenues from sales of products designed for embedded systems applications will account for an increasing percentage of the Company's revenues in the future, the Company expects revenues from the VME market to continue to be significant for the foreseeable future. Academic institutions and defense industry participants, which generate a significant portion of the Company's VME revenues, are dependent on government funding, the continued availability of which is uncertain. Any unanticipated termination of government funding of VME customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Customers."

    COMPETITION. The embedded real-time software industry is highly competitive and is characterized by rapidly advancing technology. The Company believes that the principal competitive factors in the industry are functionality, reliability, service, reputation and pricing. In order to maintain or improve its position in the industry, the Company must continue to enhance its current products and develop new products and product extensions rapidly. The Company believes that its principal competition comes from companies that develop real-time embedded software development systems in-house rather than purchasing such systems from independent software vendors such as the Company. Many of these organizations have substantial internal programming resources with the capability to develop specific products for their needs. The Company also competes with other independent software vendors, including Integrated Systems, Inc., Mentor Graphics, Inc. (through acquisition of Microtec/Ready Sytems), Microware Systems Corporation and JavaSoft, a division of Sun Microsystems, Inc. In addition, hardware or other software vendors could seek to expand their product offerings by designing and selling products that directly compete with or adversely affect sales of the Company's products. Many of the Company's existing and potential competitors have substantially greater financial, technical, marketing and sales resources than the Company. In addition, the Company is aware of ongoing efforts by competitors to emulate the performance and functionality of the Company's products and there can be no assurance that competitors will not develop equivalent or superior technology to that of the Company. Because a substantial percentage of the Company's revenues have been derived from sales of the TORNADO and VXWORKS family of products and services, the effects of competition could be more adverse than would be the case if the Company had a broader product offering. In addition, competitive pressures could cause the Company to reduce the prices of its products, which would result in reduced profit margins. There can be no assurance that the Company will be able to compete effectively against its current and future competitors. If the Company is unable to compete successfully, its business, financial condition and results of operations would be materially and adversely affected. See "Business--Competition."

    MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL. The Company has experienced, and expects to continue to experience, significant growth in the number of employees, the scope and complexity of its operating and financial systems and the geographic area of its operations. The Company's continued success will depend significantly on its ability to integrate new operations and new personnel. There can be no assurance that the Company will be successful in achieving such integration efficiently. In addition, the Company anticipates the need to relocate its management, engineering, marketing, sales and customer support operations to a new facility within the next several years. There can be no assurance that any such relocation will be accomplished efficiently, or that the Company's operations will not be materially and adversely affected by such relocation. The Company's future performance depends to a significant degree upon the continued contributions of its key management, product development, marketing, sales, customer support and operations personnel, several of whom have joined the Company only recently. In addition, the Company believes its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, product development, marketing, sales, customer support and operations personnel, many of whom are in great demand. Competition for such personnel is particularly intense in the San Francisco Bay Area, where the Company is headquartered, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The failure of the Company to attract, integrate and retain the necessary personnel would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees" and "Management."

    RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS. The embedded real-time software industry faces a fragmented market characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. The Company's success depends and will continue to depend upon its ability to continue to develop and introduce in a timely manner new products that take advantage of technological advances, to identify and adhere to emerging standards, to continue to improve the functionality of its TORNADO development environment and the scalability and functionality of the VXWORKS product, to offer its products across a spectrum of microprocessor families used in the embedded systems market and to respond promptly to customers' requirements. The Company has from time to time experienced delays in the development of new products and the enhancement of existing products. Such delays are commonplace in the software industry. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards, or that the Company's enhanced or new products will adequately address the changing needs of the marketplace. The inability of the Company, due to resource constraints or technological or other reasons, to develop and introduce new products or product enhancements in a timely manner could have a material adverse effect on the Company's business, financial condition or results of operations. From time to time, the Company or its competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products by the Company or others will not cause customers to defer purchasing existing Company products. Any failure by the Company to anticipate or respond adequately to changing market conditions, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, until recently, the Company's products were primarily used on the UNIX operating system. In September 1995, the Company introduced a Windows NT and Windows 95 version of its products, and is targeting this platform for a significant portion of its growth in the forseeable future. The market for this platform has different characteristics and includes more competitors than the UNIX market. As a result, there can be no assurance that the Company will be successful with these new products in the Windows NT or Windows 95 market, or that significant new competition will not enter the market or develop. To the extent that the Company is not successful in this regard, its business, financial condition and results of operations will be materially and adversely affected. See "Business--Product Development and Engineering."

    RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. In the fiscal years ended January 31, 1994, 1995 and 1996, the Company derived approximately 37%, 31% and 35%, respectively, of its total revenue from sales outside of North America. The Company expects that international sales will continue to generate a significant percentage of its total revenue in the foreseeable future. The Company also expects to make substantial investments to expand further its international operations and to increase its direct sales force in Europe and Asia. There can be no assurance that these investments will result in commensurate increases in the Company's international sales. International operations are subject to certain risks, including foreign government regulation; more prevalent software piracy; longer payment cycles; unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions; greater difficulty in accounts receivable collection; potentially adverse tax consequences; the burdens of complying with a variety of foreign laws; staffing and managing foreign operations; political and economic instability; changes in diplomatic and trade relationships; possible recessionary environments in economies outside the United States; and other factors beyond the control of the Company. Sales by the Company's foreign subsidiaries are denominated in the local currency, and an increase in the relative value of the dollar against such currencies would reduce the Company's revenues in dollar terms or make the Company's products more expensive and, therefore, potentially less competitive in foreign markets. There can be no assurance that the Company's future results of operations will not be adversely affected by currency fluctuations. The Company relies on distributors for sales of its products in certain foreign countries and, accordingly, is dependent on their ability to promote and support the Company's products and, in some cases, to translate them into foreign languages. The Company's international distributors generally offer products of several different companies, including in some cases products that are competitive with the Company's products, and such distributors are not subject to any minimum purchase or resale requirements. There can be no assurance that the Company's international distributors will continue to purchase the Company's products or provide them with adequate levels of support. See "Business--Marketing, Sales and Distribution."

    RISKS OF PRODUCT DEFECTS; PRODUCT AND OTHER LIABILITY. As a result of their complexity, software products may contain undetected errors or compatibility issues, particularly when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new products after commencement of commercial shipments. The occurrence of such errors could result in loss of or delay in market acceptance of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. The increasing use of the Company's products for applications in systems that interact directly with the general public, particularly applications in transportation, medical systems and other markets where the failure of the embedded system could cause substantial property damage or personal injury, could expose the Company to significant product liability claims. In addition, the Company's products may be used for applications in mission-critical business systems where the failure of the embedded system could be linked to substantial economic loss. The Company's license and other agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability and other claims. The limitation of liability provisions contained in the Company's agreements are not effective in all circumstances and in all jurisdictions. Although the Company has not experienced any product liability or economic loss claims to date, the sale and support of the Company's products entails the risk of such claims. The Company carries insurance against product liability risks and errors or omissions coverage, although there can be no assurance that such insurance will continue to be available to the Company on commercially reasonable terms or at all. A product liability claim or claim for economic loss brought against the Company in excess of or outside the limits of its insurance coverage, or a product recall involving the Company's software, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Development and Engineering."

    LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY. The Company's success is heavily dependent upon its proprietary technology. To protect its proprietary rights, the Company relies on a combination of copyright, trade secret, patent and trademark laws, nondisclosure and other contractual restrictions on copying, distribution and technical measures. The Company seeks to protect its software, documentation and other written materials through trade secret and copyright laws, which provide only limited protection. In addition, the Company has two United States patent applications pending. There can be no assurance that patents will issue from the Company's pending applications or that any claims allowed will be of sufficient scope or strength (or be issued in all countries where the Company's products can be sold) to provide meaningful protection or any commercial advantage to the Company. As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants, distributors and corporate partners and limits access to and distribution of its software, documentation and other proprietary information. End user licenses of the Company's software are frequently in the form of shrink wrap license agreements, which are not signed by licensees, and therefore may be unenforceable under the laws of many jurisdictions. Despite the Company's efforts to protect its proprietary rights, it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which software piracy of its products exists, software piracy can be expected to be a persistent problem. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. The status of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Patents have been granted on fundamental technologies in software, and patents may issue that relate to fundamental technologies incorporated into the Company's products.

    As the number of patents, copyrights, trademarks and other intellectual property rights in the Company's industry increases, products based on its technology may increasingly become the subject of infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future. Any such claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims, whether or not such litigation is determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks. In the event of an adverse ruling in any such litigation, the Company might be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. See "Business-- Proprietary Rights."

    VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock has fluctuated in the past, and is likely to fluctuate in the future. The Company believes that various factors, including quarterly fluctuations in results of operations, announcements of new products by the Company or by its competitors, and changes in the software industry in general cause, and may continue to cause the market price of the Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by the Company and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. The market prices of many high technology companies' stocks, including the stock of the Company, are at or near their historical highs and reflect price/ earnings ratios substantially above historical norms. There can be no assurance that the market price of the Common Stock will remain at or near its current level. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Such litigation, if instituted against the Company, could result in substantial costs and a diversion of management attention and resources, which would have a material adverse effect on the Company's business, financial condition and results of operations, even if the Company is successful in such suits. These market fluctuations, as well as general economic, political and market conditions such as recessions, may adversely affect the market price of the Common Stock. See "Price Range of Common Stock and Dividend Policy."

    ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW. The Company's Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Furthermore, certain provisions of the Company's Certificate of Incorporation and By-laws may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,650,000 shares of Common Stock offered by the Company hereby are estimated to be $52,364,000 ($68,193,000 if the Underwriters' over-allotment option is exercised in full) assuming the shares offered hereby are sold at a public offering price of $33.75 per share and after deducting estimated underwriting discounts and commissions and offering expenses. The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders. The Company expects to use the net proceeds of this offering for general corporate purposes, including working capital and possible acquisition of office facilities and businesses, products or technologies complementary to the Company's current business. The Company has no present plans, commitments or agreements, and is not currently involved in any negotiations with respect to any such acquisitions. Pending such uses, the Company intends to invest the net proceeds from this offering in interest-bearing investment grade securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol "WIND." The following table sets forth, for the fiscal quarters indicated, the range of high and low sales prices for the Common Stock on the Nasdaq National Market for the periods indicated, adjusted to give effect to a three-for-two stock split effected as a stock dividend on May 24, 1996 to stockholders of record on May 10, 1996. These prices do not include retail markups, markdowns or commissions.

                                                                             HIGH        LOW
                                                                           ---------  ---------
Fiscal Year Ended January 31, 1995
  First Quarter..........................................................  $    4.67  $    2.92
  Second Quarter.........................................................       4.75       3.42
  Third Quarter..........................................................       6.08       3.83
  Fourth Quarter.........................................................       6.67       5.00

Fiscal Year Ended January 31, 1996
  First Quarter..........................................................      10.08       5.67
  Second Quarter.........................................................      11.83       7.17
  Third Quarter..........................................................      18.33      10.33
  Fourth Quarter.........................................................      20.42      16.00

Fiscal Year Ending January 31, 1997
  First Quarter..........................................................      27.00      18.33
  Second Quarter (through June 14, 1996).................................      36.38      25.33

    As of June 14, 1996, there were approximately 264 holders of record of the Common Stock. On June 14, 1996, the last sale price reported on the Nasdaq National Market for the Company's Common Stock was $33.75 per share.

    The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain future earnings to finance the growth and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of April 30, 1996, and as adjusted to reflect the receipt by the Company of the net proceeds from the sale of 1,650,000 shares of Common Stock offered by the
Company hereby at a public offering price of $33.75 per share and after deducting estimated underwriting discounts and commissions and operating expenses:

                                                                                    APRIL 30, 1996
                                                                                -----------------------
                                                                                 ACTUAL    AS ADJUSTED
                                                                                ---------  ------------
                                                                                    (IN THOUSANDS)
Stockholders' equity:
Common Stock, par value $.001, 20,000 shares authorized; 14,180 issued and
 13,880 outstanding; 15,530 issued and outstanding, as adjusted(1)............  $      14   $       16
Additional paid in capital....................................................     25,038       72,568
Cumulative translation adjustments............................................       (198)        (198)
Retained earnings.............................................................     12,808       12,808
Less treasury stock, 300 shares at cost.......................................     (4,832)          --
                                                                                ---------  ------------
      Total stockholders' equity..............................................  $  32,830   $   85,194
                                                                                ---------  ------------
        Total capitalization..................................................  $  32,830   $   85,194
                                                                                ---------  ------------
                                                                                ---------  ------------

- ------------
(1) Excludes 2,704,305 shares of Common Stock issuable upon exercise of stock options outstanding at April 30, 1996 at a weighted average exercise price of $4.08 per share and 150,000 shares of Common Stock issuable upon exercise of a warrant outstanding at April 30, 1996 at an exercise price of $7.39. The Company is soliciting stockholder approval, at its Annual Meeting of Stockholders to be held on July 23, 1996, of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 75,000,000 from 20,000,000.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference in this Prospectus. The consolidated statement of income data for the three-year period ended January 31, 1996 and the consolidated balance sheet data at January 31, 1995 and 1996 are derived from and should be read in conjunction with the audited consolidated financial statements and notes thereto incorporated by reference in this Prospectus. The consolidated statement of income data for the years ended January 31, 1992 and 1993 and the consolidated balance sheet data at January 31, 1992, 1993 and 1994 are derived from audited consolidated financial statements not included or incorporated by reference herein. The consolidated statement of income data for the three months ended April 30, 1995 and 1996 and consolidated balance sheet data at April 30, 1996 are derived from unaudited consolidated financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations for such periods. Results of operations of interim periods are not necessarily indicative of results to be expected for the full fiscal year.

                                                                                                             THREE MONTHS
                                                                 YEARS ENDED JANUARY 31,                   ENDED APRIL 30,
                                                  -----------------------------------------------------  --------------------
                                                    1992       1993       1994       1995       1996       1995       1996
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
Revenues:
  Product.......................................  $  15,051  $  21,229  $  22,393  $  23,196  $  31,200  $   6,032  $   8,531
  Services......................................      2,034      3,824      4,948      8,904     12,800      2,668      4,069
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues..............................     17,085     25,053     27,341     32,100     44,000      8,700     12,600
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Costs and expenses:
  Cost of product...............................      1,055      1,870      2,241      2,336      3,746        674      1,089
  Cost of services..............................      1,686      2,366      2,726      3,656      5,530      1,187      1,561
  Selling and marketing.........................      7,481     10,434     13,654     14,614     17,905      3,935      5,139
  Product development and engineering...........      3,088      4,373      4,222      4,656      5,531      1,234      1,595
  General and administrative....................      2,050      2,109      3,975      3,386      3,158        756      1,018
  Write-off of receivable from related party
    distributor.................................         --        842         --         --         --         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total costs and expenses....................     15,360     21,994     26,818     28,648     35,870      7,786     10,402
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income................................      1,725      3,059        523      3,452      8,130        914      2,198
Other income (expense)..........................        (22)      (188)       130        453        661        162        192
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before taxes.............................      1,703      2,871        653      3,905      8,791      1,076      2,390
Provision for income taxes......................        610      1,150        321      1,445      3,408        409        920
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net income..................................  $   1,093  $   1,721  $     332  $   2,460  $   5,383  $     667  $   1,470
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income per share............................  $    0.11  $    0.16  $    0.02  $    0.17  $    0.35  $    0.04  $    0.09
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in computing net income per
 share(1).......................................      9,611     10,455     13,317     14,300     15,491     15,065     15,992
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------


                                                                       JANUARY 31,                            APRIL 30,
                                                  -----------------------------------------------------  --------------------
                                                    1992       1993       1994       1995       1996       1995       1996
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and short-terms investments................  $   1,616  $   6,415  $  20,653  $  20,851  $  29,837  $  23,913  $  27,909
Working capital.................................      3,370      5,637     21,486     24,220     27,817     25,554     27,233
Total assets....................................     10,489     14,712     33,880     39,183     45,480     40,217     46,464
Total stockholders' equity......................      4,031      6,671     24,612     28,345     32,813     29,950     32,830

- ------------
(1) See Note 1 of Notes to Consolidated Financial Statements incorporated by reference herein, for information regarding the number of shares used in calculating net income per share.

QUARTERLY RESULTS
    The following table presents certain unaudited quarterly statement of income data for the nine quarters ended April 30, 1996. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements incorporated by reference in this Prospectus and includes all necessary adjustments (consisting only of normal recurring adjustments) that the Company considers necessary to present fairly such information. The table should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto incorporated by reference in this Prospectus. The Company's quarterly results have in the past been subject to fluctuations and, as a result, the operating results for any quarter are not necessarily indicative of results for any future period.

                                                                            QUARTERS ENDED
                                       -----------------------------------------------------------------------------------------
                                        APRIL 30,    JULY 31,     OCT. 31,     JAN. 31,     APRIL 30,    JULY 31,     OCT. 31,
                                          1994         1994         1994         1995         1995         1995         1995
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Product............................   $   4,533    $   4,417    $   6,172    $   8,075    $   6,032    $   7,002    $   7,995
  Services...........................       2,004        2,658        1,944        2,298        2,668        3,098        3,405
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues...................       6,537        7,075        8,116       10,373        8,700       10,100       11,400
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Costs and expenses:
  Cost of product....................         405          565          689          677          674          749          797
  Cost of services...................         704          765          992        1,195        1,187        1,233        1,550
  Selling and marketing..............       3,350        3,499        3,489        4,278        3,935        4,234        4,369
  Product development and
    engineering......................       1,255        1,023        1,081        1,297        1,234        1,332        1,410
  General and administrative.........         752          934          805          894          756          819          831
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total costs and expenses.........       6,466        6,786        7,056        8,341        7,786        8,367        8,957
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income.....................          71          289        1,060        2,032          914        1,733        2,443
Other income.........................          24          138          165          126          162          213           55
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before taxes..................          95          427        1,225        2,158        1,076        1,946        2,498
Provision for income taxes...........          17          167          452          809          409          739          961
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Net income.......................   $      78    $     260    $     773    $   1,349    $     667    $   1,207    $   1,537
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income per share.................   $    0.01    $    0.02    $    0.05    $    0.09    $    0.04    $    0.08    $    0.10
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Shares used in computing net income
 per share...........................      13,803       14,117       14,591       14,685       15,065       15,456       15,678

                                                                   AS A PERCENTAGE OF TOTAL REVENUES
                                       -----------------------------------------------------------------------------------------
Revenues:
  Product............................          69%          62%          76%          78%          69%          69%          70%
  Services...........................          31           38           24           22           31           31           30
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues...................         100          100          100          100          100          100          100
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Costs and expenses:
  Cost of product....................           6            8            8            7            8            7            7
  Cost of services...................          11           11           12           12           14           12           14
  Selling and marketing..............          51           49           43           41           45           42           38
  Product development and
    engineering......................          19           14           13           13           14           13           12
  General and administrative.........          12           13           10            9            9            8            7
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total costs and expenses.........          99           96           87           80           89           83           79
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income.....................           1            4           13           20           11           17           21
Other income.........................           0            2            2            1            2            2            0
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before taxes..................           1            6           15           21           12           19           22
Provision for income taxes...........           0            2            6            8            5            7            8
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Net income.......................           1%           4%          10%          13%           8%          12%          13%
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                        JAN. 31,     APRIL 30,
                                          1996         1996
                                       -----------  -----------

Revenues:
  Product............................   $  10,171    $   8,531
  Services...........................       3,629        4,069
                                       -----------  -----------
    Total revenues...................      13,800       12,600
                                       -----------  -----------
Costs and expenses:
  Cost of product....................       1,526        1,089
  Cost of services...................       1,560        1,561
  Selling and marketing..............       5,367        5,139
  Product development and
    engineering......................       1,554        1,595
  General and administrative.........         752        1,018
                                       -----------  -----------
    Total costs and expenses.........      10,759       10,402
                                       -----------  -----------
Operating income.....................       3,041        2,198
Other income.........................         231          192
                                       -----------  -----------
Income before taxes..................       3,272        2,390
Provision for income taxes...........       1,299          920
                                       -----------  -----------
    Net income.......................   $   1,973    $   1,470
                                       -----------  -----------
                                       -----------  -----------
Net income per share.................   $    0.13    $    0.09
                                       -----------  -----------
                                       -----------  -----------
Shares used in computing net income
 per share...........................      15,759       15,992

Revenues:
  Product............................          74%          68%
  Services...........................          26           32
                                       -----------  -----------
    Total revenues...................         100          100
                                       -----------  -----------
Costs and expenses:
  Cost of product....................          11            9
  Cost of services...................          11           12
  Selling and marketing..............          39           41
  Product development and
    engineering......................          11           13
  General and administrative.........           5            8
                                       -----------  -----------
    Total costs and expenses.........          78           83
                                       -----------  -----------
Operating income.....................          22           17
Other income.........................           2            2
                                       -----------  -----------
Income before taxes..................          24           19
Provision for income taxes...........           9            7
                                       -----------  -----------
    Net income.......................          14%          12%
                                       -----------  -----------
                                       -----------  -----------

                                    BUSINESS

    Wind River Systems develops, markets and supports advanced software operating systems and development tools that allow customers to create complex, robust, real-time software applications for embedded computers. An embedded computer is a microprocessor that is incorporated into a larger device and is dedicated to responding to external events by performing specific tasks quickly, predictably and reliably. Wind River's products and services enable customers to enhance product performance, standardize designs across projects, reduce research and development costs and shorten product development cycles. The Company's TORNADO product represents the latest generation of development environments for embedded and real time applications. TORNADO provides the developer of embedded systems a robust development and deployment environment for a wide variety of host platforms and microprocessor targets.

INDUSTRY BACKGROUND

    Embedded systems consist of a microprocessor and related software, incorporated into a larger device, dedicated to performing a specific set of tasks. Embedded systems provide an immediate, predictable response to an unpredictable sequence of external events. As more powerful microprocessors have become available and decreased in price, embedded systems are being used in a wider range of applications and are facilitating the development of entirely new products. Today, embedded systems are found in many consumer products such as telecommunications products such as PABX, routers, central office switches and call processing systems; office products such as fax machines, laser printers and photocopiers; vehicle anti-lock brakes and navigation systems; consumer products such as camcorders, video games and set-top boxes; medical instrumentation and imaging systems; and industrial automation equipment such as robots. Emerging Embedded Internet applications for interactive entertainment, network computers, remote maintenance and other areas may offer significant opportunities for embedded systems.

    To succeed in today's increasingly competitive markets, manufacturers using embedded computers must bring complex applications for embedded systems to market rapidly and economically. Developing real-time embedded applications has evolved from a relatively modest programming task to a complex engineering effort. As more powerful and affordable 32-bit microprocessors have become available, products based on them have become richer in features and functionality. In addition, the complexity of embedded software is increasing dramatically, while the time available for product development is decreasing. More sophisticated development tools are required to develop these more complex applications, frequently including an RTOS that provides far more functionality, higher performance and greater productivity than that necessary or feasible for programming prior generations of microprocessors. Wind River's flexible operating systems and powerful development tools allow customers to create and standardize complex real-time embedded software applications quickly and efficiently.

    As real-time embedded applications increase in complexity, the costs associated with software development, support and training of engineers are rising rapidly. In addition, time-to-market, conformance to standards and product reliability have become critical issues for companies developing real-time embedded applications.

WIND RIVER DEVELOPMENT ENVIRONMENT AND OPERATING SYSTEM

    The Company's operating systems and development tools allow customers to create complex real-time embedded software applications more quickly, more economically and with less risk than creating such applications using internally developed systems and tools. The Company's TORNADO product represents the latest generation of development and execution environments for embedded and real-time applications. TORNADO provides the developer of embedded systems a robust development and deployment environment for a wide variety of host platforms and microprocessor targets. The TORNADO product consists of three integrated components: the TORNADO toolset, a set of cross-development tools and utilities; the VXWORKS run-time system, a high performance, scalable RTOS which executes on the target processor; and a full range of communications software options such as Ethernet, serial line, ICE or ROM emulator for the target connection to the host. The Wind River environment is designed with the following characteristics:

    OPEN, EXTENSIBLE ENVIRONMENT. The Company's TORNADO product is an open environment that enables additional tool integrations from both the developer and third party vendors. A set of application programs interfaces (APIs) is available and published on the Internet for reference, from the GUI to the connection implementation. The Company believes that this open environment may make TORNADO the widespread development tool for embedded and real-time applications.

    SCALABLE RTOS. Real-time embedded software applications can range from small, memory-constrained stand-alone applications to large distributed applications. The Company's VXWORKS RTOS is built on a microkernel architecture that requires only 8 kilobytes for a minimal configuration, and also supports large, complex applications. With VXMP, the extended multiprocessor package for VXWORKS, applications created on the TORNADO platform can be scaled to supporting multi-processor hardware.

    PORTABLE. The Company's development environment runs on all significant 32- and 64-bit embedded target microprocessors. The Company's VXWORKS product is a high performance RTOS built upon an open architecture, and provides support for a number of industry standards, enabling developers to easily design efficient multi-vendor systems and migrate to different processors with minimal effort. The Company believes that the emergence of complex 32-bit microprocessor platforms, coupled with pressure for faster time-to-market targets for developers, makes open-platform, highly portable development and execution environments, such as the Company's TORNADO product, an attractive alternative to developing proprietary tools and applications.

    CONFIGURABLE. The Company's VXWORKS RTOS (and optional components -- e.g. VXVMP, VXVMI, STREAMS, SNMP) is a highly modular design which allows optional features and device drivers, both those supplied by Wind River as well as provided by third parties, to be included or omitted at the developer's discretion. This allows customers to create a customized RTOS to fit their hardware and application that incorporates only necessary functions. This enables the customer to optimally size the RTOS using Wind River's configuration tool--WINDCONFIG--which makes selection of features and management of alternative configurations easy.

    HIGHLY FUNCTIONAL. Wind River believes it has a broad integrated suite of tools. In addition to its core toolset and options, Wind River has created visual development tools for real-time embedded systems. WINDVIEW, a development and analytical tool, VXSIM, a complete prototype and simulation tool and STETHOSCOPE, a real time visualization, profiling and debugging tool. The TORNADO suite of host-based debugging tools is specifically designed to solve the problems faced by developers of embedded systems. These tools share a common GUI, and all the tools connect through a central server that handles all the communication with the target.

    The core toolset includes the CROSSWIND debugger and the GNU toolkit, shell and link loader. Wind River also has a broad suite of options for applications requiring multiprocessing (VXMP), virtual memory support (VXVMI) target resident debugging, customization of target hardware (BSP Porting kit) or advanced networking functionality (WINDNET).

    UNIX, WINDOWS NT AND WINDOWS 95 SUPPORT. The Company's TORNADO environment supports Unix, Windows NT and Windows 95 development environments, and is the only RTOS to have earned the Windows 95 logo. The Company has maintained a strong presence in providing development tools and the VXWORKS RTOS for the UNIX operating system. The Company also recognizes the importance of Windows NT and Windows 95 as potentially dominant network operating systems, and in September 1995 began to support Windows NT and Windows 95 with the introduction of the TORNADO development environment.

PRODUCTS

    Wind River's operating systems and development tools allow customers to create complex real-time embedded software applications more quickly, more economically and with less risk than creating such applications using internally developed systems and tools.

    TORNADO. Wind River's flagship product is TORNADO, a development environment for embedded applications available for UNIX, Windows NT and Windows 95 development platforms. TORNADO was introduced in September 1995 and subsequently won the Electronic Design News award for Innovation of the Year. TORNADO is a scalable, cross-development environment that enables engineers to develop embedded applications on a host workstation or PC and download the code via a network or other communications channel to an RTOS that runs on all significant 32- and 64-bit embedded target microprocessor.

    TORNADO consists of three integrated components: the TORNADO toolset, a set of cross-development tools and utilities; the VXWORKS run-time system, a high performance, scalable RTOS which executes on the target processor; and a full range of communications options.

    The TORNADO development toolset consists of a launcher, a GNU compiler for C and C++ programs, a remote source level debugger, a user-interface shell, a browser, and a variety of other software tools that run on the development host. TORNADO also offers a completely open and extensible environment that facilitates the integration of a wide variety of third-party tools as well as the customization of TORNADO tools by the developer.

    VXWORKS. VXWORKS is a high performance, scalable RTOS based on an object-oriented microkernel design. The run-time system offers over 1,100 functions from real-time kernel functions to networking to utility routines such as buffer and list management for accelerating application development. With a wide selection of processors and board support packages, VXWORKS provides broad portability and adheres to a variety of computing standards, including POSIX 1003.1/1b, ANSI C, and TCP/IP.

    For communications, the development toolset can connect to an embedded target over a variety of options, including Ethernet, serial line, in-circuit emulator, ROM emulator, or custom. TORNADO eliminates many of the dependencies of a traditional cross-development environment. With TORNADO, developers can use any host-target communication strategy and the available tool functionality is the same regardless of the target processor resources.

    I2O PRODUCT INITIATIVE. In January 1996, Intel and Wind River entered into an agreement pursuant to which Intel has agreed to supply an evaluation copy of TORNADO FOR I2O to each customer purchasing an Intel i960 RP I/O microprocessor and a copy of IXWORKS on each such microprocessor sold. I2O is being proposed by a consortium of leading enterprise computing vendors with the intent of defining and promoting an open standard set of interface specifications for high-performance I/O systems. The specification will be used by system, network and peripheral interface card and operating system vendors to simplify the task of building and maintaining high-performance I/O subsystems. The I2O specification makes it possible for systems to distribute I/O functions across multiple processors, dramatically improving I/O and overall system performance. Additionally, the specification allows vendors of network and peripheral interface cards to write a single device driver that will be compatible with a comprehensive range of operating systems (OS), OS releases, and vendor OS implementations. A license for the Company's IXWORKS operating system, a version of VXWORKS made specifically for the Intel i960 RP microprocessor, will be included with every i960 RP that Intel ships. IXWORKS provides manufacturers the elements they need to quickly design I2O specification-compliant intelligent I/O into servers and network and storage adapter cards. Along with the license for IXWORKS, Intel will deliver purchasers of the Intel i960 RP I/O microprocessor a CD-ROM that includes a 30-day evaluation copy of TORNADO FOR I2O. The Company believes that its relationship with Intel on the I2O specification project may open up a new, potentially significant market opportunity for its products. See "Risk Factors -- Risks Associated with New and Changing Markets."

    INTERNET INITIATIVE. Wind River is currently working on various initiatives to capitalize on the increasing use of the Internet. The Company believes that there may be significant opportunities to increase the market size and scope for its products via the Java paradigm. The Company is also customizing many of its applications to better serve datacommunications/telecommunications customers that are building the Internet infrastructure.

ADDITIONAL PRODUCTS

    In addition to its core products, Wind River offers the following additional products:

    VXWORKS Options. VXWORKS options include VXWINDOWS, the VXVMI virtual memory interface, and the VXMP multi-processing package. VXWINDOWS, which includes the X Windows System client software together with OSF-Motif, allows developers to build graphical VXWORKS applications. VXVMI virtual memory interface provides run-time memory management and debugging facilities and an application program interface standardized across different microprocessing architectures. The VXMP multi-processing package allows applications to be scaled beyond the performance of single microprocessors by allowing tasks on different microprocessors to synchronize and communicate.

    WINDNET. WINDNET is Wind River's networking environment, comprising both core technology from Wind River--such as TCP/IP, STREAMS, and the WINDNET SNMP network management product-- and numerous integrated products from third party partners providing various protocols, ATM, network management, and distributed computing solutions.

    VXSIM EMBEDDED SYSTEM SIMULATOR. VXSIM is a comprehensive prototyping and simulation tool that provides full VXWORKS simulation on a UNIX workstation. VXSIM enables application development to begin before hardware becomes available and allows software testing to occur early in the development cycle, when errors are less costly to correct.

    WINDVIEW. WindView is a diagnostic and analysis tool that provides detailed visibility into the dynamic operation of an embedded system. With it, the user can quickly and easily visualize the complicated interaction among tasks, interrupt service routines and system objects in an application. This information is presented through a GUI.

    STETHOSCOPE. The Company is a reseller of STETHOSCOPE, a real-time data visualization, profiling and debugging tool that lets the end user examine and analyze an embedded application while it is running. STETHOSCOPE features a multi-window environment that allows program variables to be plotted dynamically on a workstation.

    WINDC++ OBJECT-ORIENTED LANGUAGE SUPPORT. WINDC++ provides a cost-effective basic set of capabilities for real-time C++ development. It includes the cfront C++ Language System from Centerline Software, an integrated source code debugger, an I/O streams class library for formatted and buffered I/O and a runtime support library. WINDC++ is integrated with TORNADO and VXWORKS.

    WIND FOUNDATION CLASSES. Wind Foundation Classes, designed specifically to accompany TORNADO, provide the C++ programming classes needed by a growing number of customers.

    BOARD SUPPORT PACKAGE PORTING KIT. The VXWORKS operating system can be used with a wide variety of processor types and target environments. They isolate all hardware-specific functionality into a special section of code called the Board Support Package or BSP. The BSP Porting Kit provides assistance to the developer porting TORNADO or VXWORKS to custom hardware or to a commercial board not supported by Wind River. It includes comprehensive documentation, a software validation suite, project management tools and a template BSP to provide a convenient starting point. To assist third-party developers, Wind River also offers a service in which it tests and validates the resulting BSP.

SERVICES AND SUPPORT

    Wind River provides comprehensive customer service and support that help customers realize the value and potential of the Company's products.

    TRAINING CLASSES. Wind River offers several training courses and workshops relating to the use of its products. The courses are provided several times each month and are taught by Wind River trainers at the Company's training facilities in Alameda, California and Orlando, Florida. Outside North America, the courses are given under license from the Company by distributors and training contractors. Training courses can also be provided at a customer site.

    TECHNICAL SUPPORT. The Company's technical support staff assists customers with problems and questions in the installation and use of the Company's products. Technical support is provided by Wind River's staff of support engineers in North America, by staff support engineers and/or local distributors in Europe and by the Company's Japanese subsidiary. Technical support is bundled with product updates and maintenance and is offered on an annual fee basis. Wind River's TORNADO includes a tool for submitting problem reports via the Internet.

    ENGINEERING SERVICES. A number of services are provided on a fee-for-service basis, including BSP validation, application level consulting, customization, and porting to strategic semiconductor architectures. These are coordinated and performed by the Engineering Services Group in North America and Japan, though they may on occasion be supported by engineering or outside subcontractors in North America and Europe.

STRATEGIC ALLIANCES

    The Company believes that strategic relationships with semiconductor manufacturers and embedded device manufacturers are significant strengths of the Company and key to future success in the embedded systems marketplace. Wind River has strategic relationships with most of the major semiconductor companies including ARM, Hewlett-Packard, Hitachi, Intel, Motorola, Siemens, Silicon Graphics and Sun Microsystems. This strategy has allowed the Company to leverage its partners' sales channels to give its products the widest possible market exposure. The Company also enters into joint marketing and sales agreements with certain developers of third-party applications as a means to enhance its products with industry-specific functionality. In addition, in January 1996, Intel and Wind River entered into an agreement pursuant to which Intel has agreed to supply an evaluation copy of TORNADO FOR I2O to each customer purchasing an Intel i960 RP I/O microprocessor and a copy of IXWORKS on each such microprocessor sold.

CUSTOMERS

    The Company's products have been deployed by a broad range of organizations, ranging from companies in the following industries: telecommunications and datacommunications; office automation and computers; medical and industrial; and aerospace, research and defense. No single customer accounted for more than 5% of the Company's total revenues in fiscal 1996, and the top 12 customers in the aggregate accounted for less than 20%. The following organizations are representative end users of the Company's products:

TELECOMMUNICATIONS/DATACOMMUNICATIONS
- ------------------------------------------------------------------------------------
Applied Signal Technology                  Motorola Computer Group
Ascom Timeplex Inc.                        NetEdge Systems
AT&T                                       Network Equipment Technologies
Bay Networks                               Newbridge Networks
Dialogic Corp                              Nortel Inc.
Ericsson                                   Orbital Sciences Corp
General Instrument Corp.                   Qualcomm Inc.
Hitachi Computer Products (America), Inc.  StrataCom (Cisco Systems)
Hughes Network Systems                     Texas Instruments
Hyundai Electronics America                TRW, Inc.
Loral Communications Systems               ZeitNet Inc.

OFFICE AUTOMATION AND COMPUTERS
- ------------------------------------------------------------------------------------
Apple Computers                            Intel Corp
Computer Sciences Corp.                    Legacy Storage Systems
Cray Research                              SamSung Electronics Co.
Digital Equipment Corporation              Scitex Digital Video
Electronic Data Systems Corp. (EDS)        Silicon Graphics, Inc
Hewlett-Packard                            Whittaker Communications
IBM                                        Xerox Corp.

INDUSTRIAL AND MEDICAL
- ------------------------------------------------------------------------------------
ADAC Laboratories                          Heidelberger Drucksmaschinen AG
Allen-Bradley Co., Inc.                    Keithley Instruments, Inc.
Applied Materials                          KLA Instruments Corp
Eastman Kodak Company                      MTS Systems Corp.
Eaton Corp.                                Picker International
Fluke Corporation                          Siemens
General Motors                             SpaceLabs Medical
Harris Controls Division                   Tektronix Inc.

AEROSPACE, RESEARCH AND DEFENSE
- ------------------------------------------------------------------------------------
Boeing                                     Los Alamos National Labs
E-Systems                                  Lockheed-Martin
Fermi Labs                                 McDonnell Douglas Aerospace
GTE Government Systems Corp.               NASA
Harris                                     Rockwell
Jet Propulsion Laboratory                  Sandia National Laboratories
Johns Hopkins University                   Stanford University

    Many of the Company's customers are building systems to the VME standard. These systems typically are used in high cost, low-volume applications, including military, telecommunications, space and research applications. A significant percentage of the Company's revenues have been derived historically from sales of products designed for VME applications, and the Company expects revenues from the VME market to be significant for the foreseeable future. Academic institutions and defense industry participants, which generate a significant portion of the Company's VME revenues, are dependent on government funding, the continued availability of which is uncertain. Any unanticipated termination of government funding of VME customers could have a material and adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on VME Market."

MARKETING, SALES AND DISTRIBUTION

    In North America and Europe, Wind River markets its products and services primarily through its own direct sales organization which consists of salespersons and field application engineers. Wind River has 44 domestic direct salespersons and field application engineers located throughout North America, 14 direct salespersons and field application engineers located at wholly-owned subsidiaries in France, Germany and the United Kingdom and 12 engineering, sales support and marketing employees in Japan.

    The Company distributes its products in Japan through Wind River Systems, K.K. ("WRSKK"), a joint venture in which the Company owns a 70% equity interest. Innotech Corporation ("Innotech"), Kobe Steel Ltd. and Nissin Electric Ltd., the other partners in the joint venture, each owns a 10% equity interest. The Company has licensed its products exclusively to WRSKK for distribution in Japan. WRSKK has in turn entered into master distributor agreements with its three joint venture partners that provide the right to appoint sub-distributors. See Note 2 of Notes to Consolidated Financial Statements incorporated by reference herein.

    Wind River has licensed 13 international distributors principally to serve customers in regions not serviced by the Company's direct sales force or its Japanese master distributors. The Company also has established strategic relationships with computer, semiconductor and software vendors and works closely with a number of system integrators worldwide that enable Wind River to further broaden the geographic and market scope for its products.

    Revenues from international sales represented approximately 37%, 31% and 35% of the Company's total revenue in fiscal 1994, 1995 and 1996, respectively. See
Note 9 of Notes to Consolidated Financial Statements for a summary of operations by geographic region.

COMPETITION

    The embedded real-time software industry is highly competitive and is characterized by rapidly advancing technology. The Company believes that the principal competitive factors in the industry are functionality, reliability, service, reputation and pricing. In order to maintain or improve its position in the industry, the Company must continue to enhance its current products and develop new products and product extensions rapidly. The Company believes that its principal competition comes from companies that develop real-time embedded software development systems in-house rather than purchasing such systems from independent software vendors such as the Company. Many of these organizations have substantial internal programming resources with the capability to develop specific products for their needs. The Company also competes with other independent software vendors, including Integrated Systems, Inc., Mentor Graphics, Inc. (through acquisition of Microtec/Ready Sytems), Microware Systems Corporation and JavaSoft, a division of Sun Microsystems, Inc. In addition, hardware or other software vendors could seek to expand their product offerings by designing and selling products that directly compete with or adversely affect sales of the Company's products. Many of the Company's existing and potential competitors have substantially greater financial, technical, marketing and sales resources than the Company. In addition, the Company is aware of ongoing efforts by competitors to emulate the performance and functionality of the Company's products and there can be no assurance that competitors will not develop equivalent or superior technology to that of the Company. Because a substantial percentage of the Company's revenues have been derived from sales of the TORNADO and VXWORKS family of products and services, the effects of competition could be more adverse than would be the case if the Company had a broader product offering. In addition, competitive pressures could cause the Company to reduce the prices of its products, which would result in reduced profit margins. There can be no assurance that the Company will be able to compete effectively against its current and future competitors. If the Company is unable to compete successfully, its business, financial condition and results of operations would be materially and adversely affected.

    The Company believes that it competes favorably in its markets on the basis of product functionality, price/performance characteristics, product portability, ease of use, sales and marketing strength, financial stability, support services and corporate reputation. See "Risk Factors--Competition."

PRODUCT DEVELOPMENT AND ENGINEERING

    Wind River believes that its success will depend in large part on its ability to maintain and enhance its current product line, develop new products, maintain technological competitiveness and meet an ever-expanding range of customer requirements. The Company's product development and engineering group includes 63 full-time employees. During fiscal 1994, 1995 and 1996, product development and engineering expenses were $4.2 million, $4.7 million and $5.5 million, respectively, excluding capitalized software development costs. Capitalized software development costs for these periods were $426,000, $506,000 and $490,000, respectively. The Company anticipates that it will continue to commit substantial resources to research and product development in the future.

    The embedded real-time software industry faces a fragmented market characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. The Company's success depends and will continue to depend upon its ability to continue to develop and introduce in a timely manner new products that take advantage of technological advances, to identify and adhere to emerging standards, to continue to improve the functionality of its TORNADO development environment and the scalability and functionality of the VXWORKS product, to offer its products across a spectrum of microprocessor families used in the embedded systems market and to respond promptly to customers' requirements. The Company has from time to time experienced delays in the development of new products and the enhancement of existing products. Such delays are commonplace in the software industry. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards, or that the Company's enhanced or new products will adequately address the changing needs of the marketplace.

    As a result of their complexity, software products may contain undetected errors or compatibility issues, particularly when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new products after commencement of commercial shipments. The occurrence of such errors could result in loss of or delay in market acceptance of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations. The increasing use of the Company's products for applications in systems that interact directly with the general public, particularly applications in transportation, medical systems and other markets where the failure of the embedded system could cause substantial property damage or personal injury, could expose the Company to significant product liability claims. In addition, the Company's products may be used for applications in mission-critical business systems where the failure of the embedded system could be linked to substantial economic loss. See "Risk Factors--Risk of Product Defects; Product and Other Liability" and "--Rapid Technological Change; Dependence on New Products."

PROPRIETARY RIGHTS
    The Company's success is heavily dependent upon its proprietary technology. To protect its proprietary rights, the Company relies on a combination of copyright, trade secret, patent and trademark laws, nondisclosure and other contractual restrictions on copying, distribution and technical measures. The Company seeks to protect its software, documentation and other written materials through trade secret and copyright laws, which provide only limited protection. In addition, the Company has two United States patent applications pending. There can be no assurance that patents will issue from the Company's pending applications or that any claims allowed will be of sufficient scope or strength (or be issued in all countries where the Company's products can be sold) to provide meaningful protection or any commercial advantage to the Company. As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants, distributors and corporate partners and limits access to and distribution of its software, documentation and other proprietary information. End user licenses of the Company's software are frequently in the form of shrink wrap license agreements, which are not signed by licensees, and therefore may be unenforceable under the laws of many jurisdictions. Despite the Company's efforts to protect its proprietary rights, it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which software piracy of its products exists, software piracy can be expected to be a persistent problem. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. The status of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Patents have been granted on fundamental technologies in software, and patents may issue that relate to fundamental technologies incorporated into the Company's products. Wind River believes that, due to the rapid pace of innovation within its industry, factors such as the technological and creative skills of its personnel are more important to establishing and maintaining a technology leadership position within the industry than are the various legal protections of its technology.

    As the number of patents, copyrights, trademarks and other intellectual property rights in the Company's industry increases, products based on its technology may increasingly become the subject of infringement claims. There can be no assurance that third parties will not assert infringement claims against the Company in the future. Any such claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims, whether or not such litigation is determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks. In the event of an adverse ruling in any such litigation, the Company might be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. See "Risk Factors--Limited Protection of Proprietary Technology."

EMPLOYEES
    The Company has 208 employees, including 112 in sales, marketing and support activities, 63 in product development and engineering and 33 in management, operations, finance and administration. Of these employees, 170 were located in North America and 38 were located outside of North America. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. Wind River has never experienced a work stoppage. See "Risk Factors--Management of Growth; Dependence on Key Personnel; Need for Additional Personnel."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below is information regarding directors and executive officers of the Company.

NAME                          AGE      POSITION WITH THE COMPANY
- ------------------------      ---      ----------------------------------------------------------
Jerry L. Fiddler                  44   Chairman of the Board
Ronald A. Abelmann                58   President and Chief Executive Officer and Director
David N. Wilner                   42   Chief Technical Officer and Director
Robert L. Wheaton                 49   Senior Vice President of Sales
David G. Fraser                   32   Vice President of Engineering
Richard W. Kraber                 55   Vice President of Finance, Chief Financial Officer and
                                         Secretary
David Larrimore                   44   Vice President of Marketing
Graham Shenton                    56   Managing Director of European Operations
William B. Elmore(1)              43   Director
David B. Pratt(1)                 56   Director

- ------------
(1)  Member of the Audit Committee and Compensation Committee

    MR. FIDDLER co-founded the Company in February 1983, and currently serves as Chairman of the Board. From February 1983 to March 1994, he also served as Chief Executive Officer of the Company. Prior to founding the Company, he was a computer scientist in the Real-Time Systems Group at Lawrence Berkeley Laboratory. Mr. Fiddler holds a B.A. in music and photography and an M.S. in computer science from the University of Illinois.

    MR. ABELMANN joined the Company in March 1994 as Chief Executive Officer, President and Director. From 1987 to 1993, he served as the founding Chief Executive Officer of Vantage Analysis Systems, a developer of VHDL-based simulation software for design automation. Prior to then, he served as Group Vice President and General Manager for the Instrument Division of Varian Associates. Mr. Abelmann holds B.S. and M.S. degrees in applied physics from the University of California at Los Angeles, and an M.B.A. from Stanford University.

    MR. WILNER co-founded the Company in February 1983 and currently serves as Chief Technical Officer and a Director. Prior to founding the Company, he was a senior staff scientist in the Real-Time Systems Group at Lawrence Berkeley Laboratory. Mr. Wilner holds a B.S. in computer science from the University of California at Berkeley.

    MR. WHEATON joined the Company in March 1992 and currently serves as Senior Vice President of Sales. From 1989 to 1991, he served as the Vice President, Marketing of ShareBase Corporation, a relational database hardware and software company. From 1988 to 1989, he served as the Western Regional Manager of Powersoft Corporation, a computer software company. Mr. Wheaton holds a B.S. in automotive engineering from Western Michigan University.

    MR. FRASER joined the Company in September 1991 and currently serves as Vice President of Engineering. From 1988 to 1991, he served as a product marketing manager at Unisys/Convergent. From 1985 to 1988, he was a software engineer at Hewlett-Packard in England. Mr. Fraser holds a B.S. in computing science from Glasgow University, Scotland.

    MR. KRABER joined the company in August 1995 and currently serves as Vice President of Finance and Chief Financial Officer. From 1991 to 1995, he served as Chief Operating Officer and Chief Financial Officer of Peerless Lighting, an industrial lighting products company. Prior to then, he was Chief Financial Officer for GardenAmerica and a consultant and engagement manager for McKinsey & Company. Mr. Kraber has a B.S. in mathematics from Stanford University and an M.B.A. from Harvard University.

    MR. LARRIMORE joined the company in May 1995 and currently serves as Vice President of Marketing. From 1991 to 1995, he was Vice President of Marketing for Destiny Technology, a computer software company. Prior to then, he held a consulting position with McKinsey & Company and a management position with Dow Chemical. Mr. Larrimore holds a B.S. in chemical engineering from the Georgia Institute of Technology and an M.B.A from Stanford University.

    MR. SHENTON joined the Company in July 1994 and currently serves as Managing Director of European Operations. From 1990 until the date he joined the Company, he was Managing Director of Vantage Analysis Systems Europe, Ltd., a developer of VHDL-based simulation software for design automation. From 1986 to 1989, he was Managing Director of IMP Europe, Ltd., a semiconductor design and application firm. Mr. Shenton holds a B.E. degree from Sydney University, Australia and an M.E. degree from the University of New South Wales, Australia.

    MR. ELMORE became a director of the Company in August 1990. He is currently a general partner of Foundation Capital, a venture capital investment firm. From 1987 to 1995, he was a general partner of Inman & Bowman and Inman & Bowman Entrepreneurs, venture capital investment firms. Mr. Elmore holds a B.S. and an M.S. in electrical engineering from Purdue University and an M.B.A. from Stanford University. Mr. Elmore currently serves on the board of directors of ParcPlace--Digitalk, Inc.

    MR. PRATT became a director of the Company in April 1995. He has been an officer of Adobe Systems Incorporated, a developer of software for printing and publishing, since 1988. He is currently a Senior Vice President and Chief Operating Officer at Adobe. From 1987 to 1988, he was Executive Vice President and Chief Operating Officer of Logitech Corporation. From 1986 to 1987, he was Senior Vice President and Chief Operating Officer of Quantum Corporation. Mr. Pratt holds a B.S.E.E. degree from the Massachusetts Institute of Technology and an M.B.A. from the University of Chicago. Mr. Pratt currently serves on the board of directors of Radius, Inc.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of May 31, 1996 by (i) each person known to the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each director and executive officer; (iii) all directors and executive officers as a group; and (iv) other Selling Stockholders.

                                                     SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                        OWNED PRIOR TO                          OWNED AFTER
                                                         OFFERING(1)           SHARES          OFFERING(1)(2)
                                                   ------------------------     BEING     ------------------------
BENEFICIAL OWNERS                                    NUMBER       PERCENT      OFFERED      NUMBER       PERCENT
- -------------------------------------------------  -----------  -----------  -----------  -----------  -----------
Jerry L. Fiddler(3)..............................    2,706,831      19.49%       900,000    1,806,831      11.63%
David N. Wilner(4)...............................    1,932,093      13.91        500,000    1,432,093       9.22
Ronald A. Abelmann(5)............................      269,459       1.91             --      269,459       1.71
William B. Elmore(6).............................      133,164       *                --      133,164       *
Robert L. Wheaton(7).............................      107,801       *                --      107,801       *
Graham Shenton(8)................................       83,018       *                --       83,018       *
David G. Fraser(9)...............................       60,895       *                --       60,985       *
David Larrimore(10)..............................       32,657       *                --       32,657       *
David Pratt(11)..................................        5,250       *                --        5,250       *
Richard W. Kraber................................           --         --             --           --         --
All officers and directors as a group (10
 persons)(12)....................................    5,331,168      37.03      1,400,000    3,931,168      24.50


OTHER SELLING STOCKHOLDERS
- -------------------------------------------------
Robert Fiddler, Custodian for Eli Fiddler UGMA...       60,000       *            60,000           --         --
Robert Fiddler, Custodian for Asher Fiddler
 UGMA............................................       60,000       *            60,000           --         --
Robert Fiddler, Trustee of the
 Fiddler/Alden Childrens' Trust..................      300,000       2.16        130,000      170,000       1.09

- ------------
 * Less than 1%.
 (1) This table is based upon information supplied by officers, directors, and principal and selling stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,883,053 shares outstanding on May 31, 1996, adjusted as required by rules promulgated by the Commission.
 (2) Adjusted to reflect the sale of 1,650,000 shares by the Company hereby.
 (3) Includes 2,700,738 shares held by Mr. Fiddler and his spouse, Melissa K. Alden, trustees of the The Fiddler and Alden Family Trust (the "Family Trust") and 6,093 shares subject to stock options exercisable within 60 days of May 31, 1996 held by Mr. Fiddler. Of the 900,000 shares being offered, 750,000 will be sold by Mr. Fiddler and Ms. Alden as Trustees of the Family Trust. It is intended that, prior to the consummation of the offering, 175,000 of the shares held in the Family Trust will be donated to Jerry L. Fiddler and Melissa K. Alden, as Trustees of the Fiddler and Alden 1996 CR Trust (the "Charitable Trust.") Such shares will be sold by such Trustees as selling stockholders in the offering. Upon completion of the offering, the Family Trust will hold 1,800,738 shares and the Charitable Trust will hold no shares. Mr. Fiddler is Chairman of the Board of the Company.
 (4) Includes 172,500 shares held in trust for Mr. Wilner's minor child. Also includes 6,093 shares subject to stock options exercisable within 60 days of May 31, 1996. Mr. Wilner is Chief Technical Officer and a Director of the Company.
 (5) Includes 238,439 shares subject to stock options exercisable within 60 days of May 31, 1996.
 (6) Includes 3,750 shares subject to stock options exercisable within 60 days of May 31, 1996.
 (7) Includes 107,801 shares subject to stock options exercisable within 60 days of May 31, 1996.
 (8) Includes 59,556 shares subject to stock options exercisable within 60 days of May 31, 1996.
 (9) Includes 56,993 shares subject to stock options exercisable within 60 days of May 31, 1996.
(10) Includes 30,624 shares subject to stock options exercisable within 60 days of May 31, 1996.
(11) Includes 3,750 shares subject to stock options exercisable within 60 days of May 31, 1996.
(12) Includes 513,099 shares subject to stock options held by officers and directors exercisable within 60 days of May 31, 1996.

                                  UNDERWRITING

    The U.S. Underwriters named below, for whom Deutsche Morgan Grenfell/C.J. Lawrence Inc., Hambrecht & Quist LLC, UBS Securities LLC and Wessels, Arnold & Henderson, L.L.C. are acting as representatives (the "U.S. Representatives"), and the International Underwriters named below, for whom Morgan Grenfell & Co., Limited, Hambrecht & Quist LLC, UBS Limited and Wessels, Arnold & Henderson, L.L.C. are acting as representatives (the "International Representatives") have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement (the form of which is filed as an exhibit to the Company's Registration Statement, of which this Prospectus is a part), to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock indicated below opposite their respective names. The Underwriters are committed to purchase all of the shares, if they purchase any.

                                                                                              NUMBER OF
U.S. UNDERWRITERS                                                                              SHARES
- -------------------------------------------------------------------------------------------  -----------
Deutsche Morgan Grenfell/C. J. Lawrence Inc................................................
Hambrecht & Quist LLC......................................................................
UBS Securities LLC.........................................................................
Wessels, Arnold & Henderson, L.L.C. .......................................................

                                                                                             -----------
    Subtotal...............................................................................    2,475,000
                                                                                             -----------


INTERNATIONAL UNDERWRITERS
- -------------------------------------------------------------------------------------------
Morgan Grenfell & Co., Limited.............................................................
Hambrecht & Quist LLC......................................................................
UBS Limited................................................................................
Wessels, Arnold & Henderson, L.L.C.........................................................

                                                                                             -----------
    Subtotal...............................................................................      825,000
                                                                                             -----------
    Total..................................................................................    3,300,000
                                                                                             -----------
                                                                                             -----------

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions.

    The U.S. Underwriters and the International Underwriters have entered into an Intersyndicate Agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the public offering price, less an amount not greater than the selling concession.

    Under the terms of the Intersyndicate Agreement, the International Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are United States persons or to persons they believe intend to resell to persons who are United

States persons, and the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to any non-United States person or to persons they believe intend to resell to non-United States persons, except, in each case, for transactions pursuant to such agreement. As used herein, "United States person" means any national or resident of the United States or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or of any political subdivision thereof (other than a branch located outside of the United States of any United States person) and includes any United States branch of a person who is otherwise not a United States person and "United States" means the United States of America, its territories, its possessions and all areas subject to its jurisdiction.

    The Underwriters propose to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Price to Public and Underwriting Discount will be identical in the U.S. and International Offerings. The Underwriters may allow to selected dealers (who may include the Underwriters) a concession of not more than $ per share. The selected dealers may reallow a concession of not more than $ to certain other dealers. After the public offering, the price and concessions and re-allowances to dealers and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part. The Underwriters do not intend to sell any of the shares of Common Stock offered hereby to accounts over which they exercise discretionary authority.

    The Company has granted an option to the Underwriters to purchase up to a maximum of 495,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent the Underwriters exercise this option, each of the Underwriters will be committed,
subject   to  certain  conditions,   to  purchase  such   additional  shares  in
approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

    Pursuant to the Intersyndicate Agreement, each International Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each International Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such shares such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares in Canada or to, or for the benefit of, any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares of Common Stock a notice to the foregoing effect.

    Pursuant to the Intersyndicate Agreement, each International Underwriter has represented and agreed that (i) it has not offered or sold and will not offer or sell any shares of Common Stock offered hereby to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"), (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock offered hereby if that person is a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Intersyndicate Agreement, each International Underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, in Japan or to or for the account or any resident thereof, any shares of Common Stock acquired in connection with this offering, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the regulation requirement of the Securities and Exchange Law of Japan. Each International Underwriter has further agreed to send to any dealer who purchases from it any of such shares of Common Stock a notice stating in substance that such dealer may not offer or sell any of such shares, directly or indirectly, in Japan or to or for the account of any resident thereof, except pursuant to any exemption from the registration requirement of the Securities and Exchange Law of Japan, and that such dealer will send to any other dealer to whom it sells any shares a notice to the foregoing effect.

    Pursuant to the Intersyndicate Agreement, each International Underwriter has represented and agreed that it has not offered or sold, and will not offer and sell, directly or indirectly, or offer or sell to any person for re-offering or resale, directly or indirectly any shares of Common Stock to any resident of the Republic of Korea (as the term is defined under the Foreign Exchange Management Law of the Republic of Korea), or in the Republic of Korea, except pursuant to applicable laws and regulations of the Republic of Korea.

    The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the several Underwriters against certain liabilities including civil liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriters may be required to make in respect thereof.

    In connection with the Offering, the Company and, except for Jerry L. Fiddler and David N. Wilner, each of the Company's directors and executive officers have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the later of: (i) the date of this Prospectus; or (ii) the first date on which shares of Common Stock are offered hereby to the public, without the prior written consent of Deutsche Morgan Grenfell/C.J. Lawrence Inc. The Selling Stockholders and Jerry L. Fiddler have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 120 days after the later of (i) the date of this Prospectus or (ii) the first date on which shares of Common Stock are offered hereby to the public, without the prior written consent of Deutsche Morgan Grenfell/C.J. Lawrence Inc.

    Pursuant  to  regulations  promulgated   by  the  Securities  and   Exchange
Commission, market makers in the Common Stock who are Underwriters or prospective underwriters ("passive market makers") may, subject to certain limitations, make bids for or purchases of shares of Common Stock until the earlier of the time of commencement (the "Commencement Date") of offers or sales of the Common Stock contemplated by this Prospectus or the time at which a stabilizing bid for such shares is made. In general, on and after the date two business days prior to the Commencement Date (i) such passive market maker's net daily purchases of the Common Stock may not exceed 30% of its average daily trading volume in such stock for the two full consecutive calendar months immediately preceding the filing date of the Registration Statement of which this Prospectus forms a part, (ii) such passive market maker may not effect transactions in, or display bids for, the Common Stock at a price that exceeds the highest bid for the Common Stock by persons who are not passive market makers and (iii) bids made by passive market makers must be identified as such.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Cooley Godward Castro Huddleson & Tatum, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Venture Law Group, A Professional Corporation, Menlo Park, California.

                                    EXPERTS

    The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Wind River Systems, Inc., as amended by the Form 10-K/A, for the year ended January 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    A registration statement on Form S-3 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     2
Prospectus Summary........................................................     3
The Company...............................................................     4
Risk Factors..............................................................     5
Use of Proceeds...........................................................    11
Price Range of Common Stock and Dividend Policy...........................    11
Capitalization............................................................    12
Selected Consolidated Financial Data......................................    13
Business..................................................................    15
Management................................................................    24
Principal and Selling Stockholders........................................    26
Underwriting..............................................................    27
Legal Matters.............................................................    30
Experts...................................................................    30
Additional Information....................................................    30

             [LOGO]

3,300,000 SHARES

COMMON STOCK

DEUTSCHE MORGAN GRENFELL

HAMBRECHT & QUIST

UBS SECURITIES

WESSELS, ARNOLD & HENDERSON

PROSPECTUS

             , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

  SUBJECT TO COMPLETION, DATED JUNE 18, 1996

               [LOGO]
 3,300,000 SHARES
 COMMON STOCK

  Of the 3,300,000 shares of Common Stock, $.001 par value, offered hereby, 825,000 shares are being offered initially outside the United States (the "International Offering") by the International Underwriters and 2,475,000 shares are being offered initially in the United States (the "U.S. Offering" and together with the International Offering, the "Offering") by the U.S. Underwriters (together with the International Underwriters, the "Underwriters"). See "Underwriting." Of the shares offered hereby, 1,650,000 shares are being sold by Wind River Systems, Inc. ("Wind River" or the "Company"), and 1,650,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

  The Company's Common Stock is traded on the Nasdaq National Market under the symbol "WIND." On June 14, 1996, the last reported sales price of the Company's Common Stock on the Nasdaq National Market was $33.75 per share. See "Price Range of Common Stock and Dividend Policy."

  FOR INFORMATION CONCERNING CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" COMMENCING ON PAGE 5.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                       UNDERWRITING                            PROCEEDS
                                   PRICE               DISCOUNTS AND       PROCEEDS TO         TO SELLING
                                   TO PUBLIC           COMMISSIONS(1)      COMPANY(2)          STOCKHOLDERS
Per Share                          $                   $                   $                   $
Total(3)                           $                   $                   $                   $

   (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

   (2) Before deducting expenses payable by the Company, estimated at $      .

   (3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 495,000 shares of Common Stock solely to cover over-allotments. If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
      Proceeds to Selling Stockholders will be  $       , $       , $        and
      $      , respectively. See "Underwriting."

  The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York against payment therefor on
  or about             , 1996.

 DEUTSCHE MORGAN GRENFELL
                    HAMBRECHT & QUIST
                                    UBS LIMITED
                                                     WESSELS, ARNOLD & HENDERSON

  The date of this Prospectus is             , 1996

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     2
Prospectus Summary........................................................     3
The Company...............................................................     4
Risk Factors..............................................................     5
Use of Proceeds...........................................................    11
Price Range of Common Stock and Dividend Policy...........................    11
Capitalization............................................................    12
Selected Consolidated Financial Data......................................    13
Business..................................................................    15
Management................................................................    24
Principal and Selling Stockholders........................................    26
Underwriting..............................................................    27
Legal Matters.............................................................    30
Experts...................................................................    30
Additional Information....................................................    30

             [LOGO]

3,300,000 SHARES

COMMON STOCK

DEUTSCHE MORGAN GRENFELL

HAMBRECHT & QUIST

UBS LIMITED

WESSELS, ARNOLD & HENDERSON

PROSPECTUS

             , 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee.......................................................      40,895
NASD filing fee........................................................      12,360
Nasdaq listing fee.....................................................      17,500
Blue sky qualification fees and expenses...............................      15,000
Printing and engraving expenses........................................      50,000
Legal fees and expenses................................................     150,000
Accounting fees and expenses...........................................      30,000
Transfer agent and registrar fees......................................      10,000
Miscellaneous..........................................................      74,245
                                                                         ----------
    Total..............................................................  $  400,000
                                                                         ----------
                                                                         ----------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law.

    The Registrant's Restated Certificate of Incorporation ("Restated Certificate") provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Registrant has entered into agreements with its directors and officers that require the Company to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate and Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of the Registrant or any of its affiliated enterprises. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS.

  EXHIBIT
  NUMBER                                        DESCRIPTION OF DOCUMENT
- -----------  ----------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement.
       5.1   Opinion of Cooley Godward Castro Huddleson & Tatum.
      23.1   Consent of Price Waterhouse LLP.
      23.2   Consent of Cooley Godward Castro Huddleson & Tatum. Reference is made to Exhibit 5.1.
      24.1   Power of Attorney. Reference is made to page II-3.

- ---------

    (B) SCHEDULES.

             None

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective, and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 17th day of June, 1996.

                                          WIND RIVER SYSTEMS, INC.

                                          By        /s/ RONALD A. ABELMANN

                                             -----------------------------------
                                                     Ronald A. Abelmann
                                             CHIEF EXECUTIVE OFFICER, PRESIDENT
                                                        AND DIRECTOR

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald A. Abelmann and Richard W. Kraber, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule
462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

               /s/ RONALD A.         Chief Executive Officer,
             ABELMANN                 President and Director
- -----------------------------------   (Principal Executive       June 17, 1996
        Ronald A. Abelmann            Officer)

               /s/ RICHARD W.
              KRABER                 Chief Financial Officer
- -----------------------------------   (Principal Financial and   June 17, 1996
         Richard W. Kraber            Accounting Officer)

                 /s/ JERRY L.
              FIDDLER
- -----------------------------------  Chairman of the Board       June 17, 1996
         Jerry L. Fiddler

                 /s/ DAVID N.
              WILNER                 Director and Chief
- -----------------------------------   Technical Officer          June 17, 1996
          David N. Wilner

               /s/ WILLIAM B.
              ELMORE
- -----------------------------------  Director                    June 17, 1996
         William B. Elmore

                 /s/ DAVID B.
               PRATT
- -----------------------------------  Director                    June 17, 1996
          David B. Pratt